Exhibit 10.1

May 21, 2012

Allen J. Lauer

Dear Al:

You have agreed to serve as Interim Chief Executive Officer and President (“Interim CEO”) of Intermec, Inc. (the “Company”) during the Company’s search for a permanent Chief Executive Officer and President. This letter agreement (the “Agreement”) sets forth the terms of your employment as the Company’s Interim CEO and is effective as of April 30, 2012 (the “Effective Date”).

1. Position. In your position as Interim CEO, you will report to the Company’s Board of Directors (the “Board”). The Interim CEO position is a full-time position with its principal work place at the Company’s headquarters in Everett, Washington. While you render services to the Company as Interim CEO, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company; provided, however, that you may continue to serve on any boards of directors or committees thereof on which you served as of the Effective Date. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Term. From the Effective Date, your position as Interim CEO may continue, at the latest, until the date on which a permanent successor Chief Executive Officer is hired and commences employment with the Company (the “Interim Term”). Notwithstanding the foregoing, your employment is “at will,” and may be terminated by you or the Company at any time with or without cause or with or without advance notice. The Company expects that you will remain on the Board as a non-employee director following the end of the Interim Term.

3. Board Service; Equity Awards.

3.1 While you serve as Interim CEO, you will also continue to serve on the Board and act as its Chairman. During the Interim Term, you will not earn any non-employee director cash retainers, equity grants or other compensation under the Company’s Director Compensation Program for your services as director (including as Chairman); however, you will be entitled to receive the same type of annual equity award with respect to the same number of shares of the Company’s common stock as you would have been entitled to receive had you continued to serve as one of the Company’s non-employee directors (the “New Equity Award”), such award for 2012 to be granted to you at the same time as 2012 annual awards are made to our non-employee directors, on or about May 21, 2012 (the “Grant Date”).

3.2 Your existing outstanding equity awards will continue to vest and/or become exercisable, or be settled in shares, as applicable, during and after the Interim Term in accordance with their original schedules, provided you continue to provide services to the Company.

3.3 While you serve as Interim CEO, the New Equity Award for 2012 will fully vest and be settled in shares of the Company’s common stock on the one-year anniversary of the 2012 Annual Meeting of Stockholders, subject to your continued service to the Company (provided that such New Equity Award will become fully vested in the event of your death or a Change of Control (as defined in the Company’s 2008 Omnibus Incentive Plan)). Following cessation of your service as Interim CEO and concurrent resumed service as a non-employee director, the New Equity Award for 2012 shall thereafter be vested as if you had been a non-employee director from the Grant Date and any unvested portion shall continue to vest in the same manner as the respective annual equity award to the Company’s non-employee directors. You will receive a New Equity Award grant notice and/or agreement that sets forth in greater detail the terms and conditions of the New Equity Award.

Allen J. Lauer

May 21, 2012

4. Compensation and Benefits.

4.1 During the Interim Term, the Company will pay you at the annualized salary rate of Six Hundred Fifty Thousand Dollars ($650,000) per year, payable at such times as the Company’s normal payroll.

4.2 During the Initial Term unless the Compensation Committee of the Board otherwise determines in its sole discretion and to the extent consistent with applicable law,

a.	you will not be eligible to participate in any Company cash-based or equity-based incentive plans or programs applicable to the Company’s Senior Officers (collectively, the “Senior Officer Plans”), including, without limitation, the Senior Officer Severance Plan, Senior Officer Incentive Program or the Change of Control Severance Plan, and

b.	you will not be eligible to participate in any other Company compensation or employee benefit plan, program, agreement or policy (collectively with the Senior Officer Plans, the “Plans”), except as set forth in Section 3 above or as otherwise required by applicable regulations.

4.3 In addition, you hereby waive, relinquish and forever release the Company and the respective Plans from any and all rights to awards, payments and benefits that you may otherwise have under the terms thereof. Without limiting the foregoing, and for the avoidance of doubt, you will not be eligible to participate in the Company’s Deferred Compensation Plan, Executive Change of Control Policy, and welfare benefit plans.

5. Expenses. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services as Interim CEO on behalf of the Company, and will provide you with temporary housing and a car allowance in Everett, Washington during the Interim Term, in accordance with applicable Company policies and guidelines.

6. Indemnification. The Company shall indemnify you with respect to activities in connection with your employment hereunder to the fullest extent provided by applicable law and to the same extent as the Company indemnifies other Company officers or directors. You will also be named as an insured in your capacities as Interim CEO and as director of the Company on the director and officer liability insurance policy currently maintained or as may be maintained by the Company from time to time.

7. Required Employment Forms. You will be required, as a condition of your employment with the Company, to sign all of the Company’s standard forms applicable to new employees (including, but not limited to, the Company’s Invention Agreement, Conflicts of Interest Agreement, Non-Disclosure Agreement and Non-Compete Agreement), as well as the Company’s Standards of Conduct.

8. Reimbursement of Legal Fees. The Company will reimburse you for reasonable legal and/or advisory fees incurred in connection with your review and negotiation of this Agreement and any other agreement at the end of your Interim Term in an amount not to exceed Five Thousand Dollars ($5,000).

9. Tax Matters. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes and other deductions required by law.

10. Entire Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your position as Interim CEO. This Agreement may not be amended or modified, except by an express written agreement signed by both you and the Lead Independent Director of the Board. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company will be governed by Washington law, excluding laws relating to conflicts or choice of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in King County, Washington.

Allen J. Lauer

May 21, 2012

Very truly yours,

INTERMEC, INC.

By:	/s/ Stephen P. Reynolds

Title:	Lead Independent Director

I have read and accept this employment offer:

/s/ Allen J. Lauer
Signature of Allen J. Lauer
Dated:	5-21-12

[SIGNATURE PAGE TO INTERIM CEO OFFER LETTER]